EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL 33401

NEWS RELEASE

TODHUNTER INTERNATIONAL, INC., ANNOUNCES FINANCIAL RESULTS

FOR FISCAL 2003 SECOND QUARTER AND SIX MONTHS ENDED MARCH 31, 2003

WEST PALM BEACH, FLORIDA—May 15, 2003—Todhunter International, Inc. (AMEX: THT), a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, today reported financial results for fiscal 2003 second quarter and six months ended March 31, 2003.

Net sales for fiscal 2003’s second quarter were $21,824,745 compared with $22,957,799 reported for fiscal 2002’s second quarter. Gross profit was $7,804,139 compared to $7,141,901 in the same period last year and second-quarter net income was $1,428,066, or $0.25 per diluted share, compared with net income of $1,725,468, or $0.31 per diluted share, one year ago.

For the six-month period, net sales were $42,789,224 versus $46,811,578 in the comparable period last year. Gross profit for the six-month period was $13,388,377 compared to $14,697,990 and net loss for the six-month period was $64,390 compared to net income of $3,215,589 reported for last year’s six-month period. Loss per diluted share was $0.01 versus earnings per share of $0.58 a year ago.

Commenting on the results, Jay S. Maltby, Chairman and Chief Executive Officer said, “Although net sales, gross profit and operating income for the six-month period were affected by decreased volume in our bottling operations, our bulk alcohol and vinegar and cooking wine businesses remain stable and our premium brand business grew over 34 percent.  At the present time, we fully expect to replace a substantial portion of the decreased bottling volume with business from new and existing customers.”

The Chairman also reported that, “Due to the retirement of A. Kenneth Pincourt, Jr., our former Chairman and Chief Executive Officer, the Company recorded a one-time charge of approximately $1.5 million before income taxes during the first quarter of fiscal 2003.”

Todhunter International, Inc., is a major supplier of rum, brandy and wine to the beverage alcohol industry. The Company also produces vinegar, other alcohol-related products and handcrafted ultra-premium single-barrel aged rums and tropical rums. Todhunter produces and distributes the Cruzan line of rums from the Virgin Islands.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby. These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Forward-Looking Statements” in Todhunter’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.

Contact:	Jay S. Maltby, Chairman and Chief Executive Officer
William J. Viggiano, Assistant Controller
(561) 655-8977

—Financial Results Follow—

TODHUNTER  INTERNATIONAL, INC.

Statements of Income

			Statement of Income
			as a % of
	Three Months		Net Sales
Periods ended
March 31,	2003	2002	2003	2002

Net sales	$21,824,745	$22,957,799	100.0%	100.0%
Cost of sales	14,020,606	15,815,898	64.2%	68.9%

Gross profit	7,804,139	7,141,901	35.8%	31.1%
Selling, general and administrative	5,578,249	4,744,124	25.6%	20.7%

Operating income	2,225,890	2,397,777	10.2%	10.4%
Interest expense	(873,530)	(627,999)	-4.0%	-2.7%
Other income, net	304,585	439,009	1.4%	1.9%

Income before income taxes	1,656,945	2,208,787	7.6%	9.6%
Income tax expense	(228,879)	(483,319)	-1.0%	-2.1%

Net income	$1,428,066	$1,725,468	6.5%	7.5%

Earnings per common share:
Basic	$0.26	$0.31
Diluted	$0.25	$0.31

Common shares and equivalents outstanding
Basic	5,572,367	5,513,734
Diluted	5,607,374	5,574,959
Shares outstanding at end of period	5,574,234	5,513,734

TODHUNTER  INTERNATIONAL, INC.

Statements of Income

	Six Months		Statement of Income as a % of Net Sales
Periods ended March 31,	2003	2002	2003	2002

Net sales	$42,789,224	$46,811,578	100.0%	100.0%
Cost of sales	29,400,847	32,113,588	68.7%	68.6%

Gross profit	13,388,377	14,697,990	31.3%	31.4%
Selling, general and administrative	11,087,222	9,814,277	25.9%	21.0%

Operating income	2,301,155	4,883,713	5.4%	10.4%
Interest expense	(1,598,433)	(1,420,726)	-3.7%	-3.0%
Other income (expense), net	(866,496)	775,852	-2.0%	1.7%

Income (loss) before income taxes	(163,774)	4,238,839	-0.4%	9.1%
Income tax (expense) benefit	99,384	(1,023,250)	0.2%	-2.2%

Net income (loss)	$(64,390)	$3,215,589	-0.2%	6.9%

Earnings (loss) per common share:
Basic	$(0.01)	$0.58
Diluted	$(0.01)	$0.58

Common shares and equivalents outstanding
Basic	5,571,750	5,513,734
Diluted	5,635,928	5,565,483

TODHUNTER  INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

			Balance Sheet
			as a % of
			Total Assets
	March 31, 2003	September 30, 2002	March 31, 2003	September 30, 2002

ASSETS
CURRENT ASSETS
Cash and short-term investments	$16,307,464	$17,343,769	11.83%	12.58%
Receivables	16,583,442	16,202,480	12.03%	11.75%
Inventories	30,092,602	27,854,925	21.82%	20.20%
Other current assets	3,800,018	5,188,602	2.76%	3.76%
Total current assets	66,783,526	66,589,776	48.43%	48.29%

PROPERTY AND EQUIPMENT, net	41,591,841	42,185,217	30.16%	30.60%
OTHER ASSETS	29,523,416	29,107,511	21.41%	21.11%
Total assets	$137,898,783	$137,882,504	100.00%	100.00%

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$4,000,000	$4,000,000	2.90%	2.90%
Accounts payable	5,076,553	4,051,379	3.68%	2.94%
Other accrued expenses	1,935,619	3,223,293	1.40%	2.34%
Total current liabilities	11,012,172	11,274,672	7.99%	8.18%

LONG-TERM DEBT, less current maturities	52,905,192	53,017,009	38.37%	38.45%

DEFERRED INCOME TAXES	4,768,000	4,710,000	3.46%	3.42%

OTHER LIABILITIES	2,191,382	1,811,459	1.59%	1.31%

STOCKHOLDERS’ EQUITY	67,022,037	67,069,364	48.60%	48.64%
Total liabilities and stockholders’ equity	$137,898,783	$137,882,504	100.00%	100.00%